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CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 7, 1997 on the financial statements and schedules of IDS Life Insurance Company of New York and our report dated March 21, 1997 on the financial statements of IDS Life of New York Account 8 for Flexible Premium Variable Life Insurance in Post-Effective Amendment No. 15 to the Registration Statement (Form S-6, No. 33-15290) and related Prospectus for the registration of the Flexible Premium Variable Life Insurance Policy to be offered by IDS Life Insurance Company of New York.



Ernst & Young LLP
Minneapolis, Minnesota
April 25, 1997